Exhibit 5.1





                               December 13, 1999

DQE, Inc.
Cherrington Corporate Center, Suite 100
500 Cherrington Parkway
Coraopolis, Pennsylvania  15108-3189

Ladies and Gentlemen:

      I am Associate General Counsel of DQE, Inc., a Pennsylvania corporation (the "Registrant") and I have acted as counsel to the Registrant in connection with the Registrant's Registration Statement on Form S-8 (the "Registration Statement"). The Registration Statement is to be filed with the Securities and Exchange Commission and relates to the registration under the Securities Act of 1933, as amended, of an aggregate of 3,000,000 shares (the "Shares") of the Registrant's Common Stock, no par value, in connection with the DQE, Inc. Long-Term Incentive Plan (the "Plan").

      I am familiar with the Registration Statement and the Plan, and I have examined the Registrant's Articles of Incorporation, as amended to date, and the Registrant's By-Laws, as amended through June 29, 1999. I have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as I have deemed necessary or appropriate for the purpose of this opinion.

      Based on the foregoing, I am of the opinion that the Shares, when issued in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                  Yours truly,

                                  /s/ David R. High